UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

Shearson Financial Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-32745	88-0471353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

921 Front Street
San Francisco, California  94111
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (415) 296-5127

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation.
Item 3.02 Unregistered Sales of Equity Securities.

On August 11, 2008, Shearson Financial Network, Inc. (the "Company"), entered into and closed that certain Security Agreement (the "DIP Security Agreement") with AJW Partners, LLC, AJW Master Fund, ltd. and New Millennium Capital Partners, LLC (the “DIP Funders”) as approved by the United States Bankruptcy Court for the District of Nevada (the “Order”).  Pursuant to the Order and the DIP Security Agreement, the Funders have agreed to provide the Company with financing in the amount up to $500,000 and the Company agreed to issue Senior Secured Superpriority Debtor-In-Possession Callable Secured Convertible Notes (the “DIP Notes”) in an aggregate amount up to $500,000.  In order to induce the DIP Funders to purchase the DIP Notes, the Company has agreed to grant to the DIP Funders a first priority security interest in certain property of the Company to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the DIP Notes.

The DIP Notes mature on the earlier of November 15, 2008, the date that the reorganization plan becomes effective or the upon an event of default (the "Maturity Date") and interest associated with the DIP Notes is 8% per annum, which is payable upon maturity.

The Commpany may prepay the DIP Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the DIP Notes and the market price is at or below $0.05 per share. The full principal amount of the DIP Notes is due upon default under the terms of the DIP Notes.

The DIP Notes are convertible into our common stock, at the DIP Funders’ option, at a conversion price, equal to 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date (the “Variable Conversion Price”). As of August 26, 2008, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Pinksheets was $.0002 and, therefore, the Variable Conversion Price for the DIP Notes was $.0001. Based on this conversion price, the DIP Notes in the amount of $500,000, excluding interest, are convertible into 5,000,000,000 shares of our common stock.

The Company's Articles of Incorporation currently allow for issuance of a maximum of 500,000,000 shares of common stock. Currently, the Company has approximately 4,689,988 shares outstanding, leaving an unissued balance of authorized shares that is not sufficient to service the maximum requirements of the DIP Notes. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the DIP Notes and we will be subject to penalties associated with such failure to deliver shares of common stock upon conversion of the DIP Notes as well as prepayment penalties.

The DIP Funders have contractually agreed to restrict their ability to convert the DIP Notes and receive shares of our common stock such that the number of shares of the Company’s common stock held by the DIP Funders after such conversion does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the DIP Funders is an accredited investor, the DIP Funders have access to information about the Company and its investment, the DIP Funders took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell Company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibit Description
4.1	Security Agreement entered with AJW Partners, LLC, AJW Master Fund, ltd. and New Millennium Capital Partners, LLC dated August 2008

4.2	Form of Superpriority Debtor-In-Possession Callable Secured Convertible Notes issued August 2008.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shearson Financial Network, Inc.

Date: August 27, 2008	/s/ Harry R. Kraatz
Harry R. Kraatz
Chief Executive Officer and Chairman